SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report (Date of earliest event reported):  October 2, 2009

Harbin Electric, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)
000-51006	98-0403396
(Commission File Number)	(IRS Employer Identification No.)

No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin, China	150060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	86-451-86116757
________________________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On October 2, 2009, Harbin Tech Full Electric Co. Ltd., a PRC company (“Harbin Tech Full”) and a wholly-owned subsidiary of Harbin Electric, Inc. (the “Company”), entered into an Equity Acquisition Agreement (the “Agreement”) with Xi’an Simo Electric Co. Ltd. (“Xi’an Simo”) and Shaanxi Electric Machinery Association (“Shaanxi Electric” and collectively with Xi’an Simo, the “Selling Shareholders”) whereby Harbin Tech Full agreed to acquire (i) 100% of the outstanding shares of Xi’an Simo Motor Incorporation (Group) (“Simo Motor”), which is 99.94% owned by Xi’an Simo and 0.06% owned by Shaanxi Electric, and (ii) all corresponding assets of Simo Motor, including but not limited to, all of the manufacturing equipment, real-estate, land use rights, stocks, raw materials, automobiles, intellectual property, receivables, other receivables, payables, business contracts and external investments owned by Simo Motor for a purchase price of equal to no less than six (6) times and no more than eight (8) times the 2008 audited net profits of Simo Motor.  Pursuant to the Agreement, Harbin Tech Full shall be required to make a payment to the Selling Shareholders equivalent to six (6) times the 2008 audited net profit of Simo Motor within ten (10) business days after the effectiveness of the Agreement.  Upon verification of the assets and capital of Simo Motor within seven months of the closing date of the acquisition, Harbin Tech Full may be required to make an additional payment to the Selling Shareholders in an amount not to exceed two (2) times the 2008 audited net profit of Simo Motor.

The closing of the acquisition is conditioned upon the completion of the registration of the share transfer with the requisite PRC authorities, which is expected to occur within the next 25 business days.  In the event that such approval is delayed beyond the 25th business day after the effectiveness of the Agreement, other than for reasons uncontrollable by the Selling Shareholders, the Selling Shareholders are required to pay to Harbin Tech Full a penalty of .01% of the total acquisition consideration for each day delayed.  In the event of a delay of more than 90 days, Harbin Tech Full shall be entitled to terminate the Agreement and receive a refund of the acquisition consideration previously paid.

Pursuant to the Agreement, the Selling Shareholders have agreed that for a period of three years from the closing date neither they nor any of their respective shareholders shall engage in any business which is in competition with the business currently conducted by Simo Motor.

The Company intends to utilize a portion of the proceeds from the public offering it completed in August 2009 to finance the payment of the purchase price.

Simo Motor is a leading developer and manufacturer of industrial rotary motors in China, providing electrical driving systems for a wide range of industrial applications. For the fiscal year ended December 31, 2008, Simo Motor’s total unaudited revenues were approximately RMB 1,116.1 million (US$160.9 million) and its unaudited net profits were approximately RMB 100.2 million (US$14.4 million).

A copy of the Agreement is attached hereto as Exhibit 10.1. The description of this Agreement contained in this Current Report on the Form 8-K is qualified in its entirety by referenced to Exhibit 10.1. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

10.1.  Equity Acquisition Agreement between Harbin Tech Full Electric Co. Ltd., Xi’an Simo Electric Co. Ltd. and Shaanxi Electric Machinery Association dated October 2, 2009.

99.1   Press release dated October 6, 2009, announcing the entry into the Equity Acquisition Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBIN ELECTRIC, INC.

By:	/s/ Tianfu Yang
Name: Tianfu Yang
Title: Chairman and Chief Executive Officer

Dated: October 7, 2009